Exhibit     10.1

Crompton Corporation
 199 Benson Road
Middlebury, CT 06749
(203) 573-2000

Stock Option Agreement

[Name of Optionee]

Pursuant to the terms and conditions of the Crompton Corporation 1998 Long Term Incentive Plan ("the Plan"), you have been granted a Non-Qualified Stock Option to purchase [       ] shares (the "Option") of stock as outlined below.

Granted To:	[Name of Optionee]
Grant Date:	November 23, 2004
Options Granted:	[Number of Options]
Option Price per Share: $		Total Cost to Exercise:
Expiration Date:	December 22, 2014
Vesting Schedule:	33% on First Anniversary; 33% on Second Anniversary; and 34% on Third Anniversary.

By your signature and the Company's signature below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan. A copy of the Plan is attached and made a part of this document.

Signature: Crompton Corporation	Date:
Signature: [Name of Optionee]	Date: